SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.   20549


                               FORM 11-K

(Mark One)

 [X]                          Annual Report
                    Pursuant to Section 15(d) of the
                    Securities Exchange Act of 1934
                             (Fee Required)
                 For the fiscal year ended June 30, 1996

                                    OR

 [ ]         Transition report pursuant to Section 15(d) of the
                       Securities Exchange Act of 1934
                             (No Fee Required)

                For the transition period from


                       Commission File Number 33-21162


                      ATLANTIC RICHFIELD SAVINGS PLAN II
                             (Title of the Plan)


                         Atlantic Richfield Company
                           515 South Flower Street
                       Los Angeles, California  90071

                  (Name and address of principal executive
                   office of the issuer of the securities)

                     ATLANTIC RICHFIELD SAVINGS PLAN II
                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ATLANTIC RICHFIELD SAVINGS PLAN II


                                            /s/ CYNTHIA L. BENGTSON
                                        By_______________________________
                                          CYNTHIA L. BENGTSON
                                          Secretary of the Savings Plan II
                                          Administrative Committee


Date:  December 12, 1996